                                                                  EXHIBIT 99.1

                PAULA FINANCIAL ADOPTS STOCKHOLDER RIGHTS PLAN


 PASADENA, California, September 24, 1998 - PAULA Financial (NASDAQ:PFCO) announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to assure that all PAULA Financial stockholders would receive fair treatment in any developments affecting control of the Company. The Plan provides for the distribution of one Right for each share of common stock outstanding on October 1, 1998.

In making the announcement, Jeff Snider, Chairman of the Board stated: "The Board has taken this action in light of recent movements in the Company's stock
price.  Since the Board   believes very strongly in the Company's business
plan, we want to ensure that any offers fully recognize the Company's  value."

The Rights are designed to enable the Board of Directors to act effectively on behalf of the Company's stockholders in response to any developments affecting control of the Company. The Plan is not intended to prevent or discourage an offer for the Company that is commensurate with its value and is presented in a manner permitting full review and negotiation.

The Rights Plan provides that if any person acquires 10% or more of the Company's common stock, each Right (other than Rights held by the 10% stockholder) will become exercisable to purchase PAULA common stock with a value equal to two times the Right's exercise price. In addition, if on or after such event the Company is merged out of existence or 50% or more of its assets or earning power are sold, each Right (other than Rights held by the 10% stockholder) will become exercisable to purchase common shares of the acquiring corporation with a value equal to two times the Right's exercise price. The Rights expire in ten years unless previously triggered and are subject to redemption by the Board of Directors prior to being triggered. The Rights Plan does not differentiate between employee stockholders and non-employee stockholders.

The Company will provide its stockholders with further details of the Rights Plan in a letter to be mailed in the next several weeks.

PAULA Financial is a California-based specialty underwriter and distributor of commercial insurance products which, through its PAULA Insurance Company subsidiary, is one of the largest underwriters specializing in workers' compensation insurance products and services for the agribusiness industry.

Contact:  Debbie Maddocks
          Vice President- Investor Relations
          PAULA Financial
          300 N. Lake Avenue, Suite 300
          Pasadena, CA  91101
          (626) 405-2443